Exhibit (a)(1)(E)

Letter to Clients with Respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Hittite Microwave Corporation

at

$78.00 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated June 23, 2014

by

BBAC Corp.

a direct wholly owned subsidiary of

Analog Devices, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JULY 21, 2014 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 21, 2014), UNLESS THE OFFER IS EXTENDED (SUCH TIME, AS IT MAY BE SO EXTENDED, THE “EXPIRATION TIME”), UNLESS EARLIER TERMINATED BY THE PURCHASER.

June 23, 2014

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated June 23, 2014 (as it may be amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), relating to the offer by BBAC Corp., a Delaware corporation (the “Purchaser”), a direct wholly owned subsidiary of Analog Devices, Inc., a Massachusetts corporation (“Analog Devices”), to purchase all outstanding shares of common stock, par value $0.01 per share (each, a “Share”), of Hittite Microwave Corporation, a Delaware corporation (“Hittite”), at a price of $78.00 per Share, net to the seller in cash, without interest (the “Offer Price”) and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

Also enclosed is a letter to stockholders from the Chief Executive Officer of Hittite, accompanied by Hittite’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us or our nominees for your account pursuant to the Offer.

Your attention is directed to the following:

1.	The Offer Price is $78.00 per Share net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 9, 2014 (as it may be amended or supplemented, the “Merger Agreement”), by and among Hittite, Analog Devices and the

Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Hittite, with Hittite continuing as the surviving corporation and a direct wholly owned subsidiary of Analog Devices (the “Merger”). At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares owned by Analog Devices, the Purchaser or Hittite or any direct or indirect wholly owned subsidiary of Analog Devices, the Purchaser or Hittite, including all Shares held by Hittite as treasury stock, all of which will be cancelled, and (ii) Shares owned by any stockholder of Hittite who or which is entitled to demand and properly demands, appraisal rights pursuant to, and complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any applicable withholding taxes.

4.	The Hittite Board of Directors has unanimously (i) adopted, approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of Hittite and the stockholders of Hittite that Hittite enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and that the stockholders of Hittite tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to Hittite and the stockholders of Hittite and (iv) resolved to recommend that the stockholders of Hittite accept the Offer and tender their Shares pursuant to the Offer.

5.	The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Condition (as defined in the Offer to Purchase), the Regulatory Condition (as defined in the Offer to Purchase) and the other customary conditions described in the Offer to Purchase. See Section 15—“Conditions of the Offer” of the Offer to Purchase.

6.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of July 21, 2014 (one minute after 11:59 p.m., New York City time, on July 21, 2014), unless the Offer is extended or earlier terminated by the Purchaser.

7.	Any transfer taxes applicable to the Purchaser pursuant to the Offer will be paid by the Purchaser, subject to Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the attached instruction form. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the attached instruction form.

Payment for Shares will be in all cases made only after such Shares are accepted by the Purchaser for payment pursuant to the Offer and the timely receipt by American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Instructions with Respect to

Offer to Purchase

All Outstanding Shares of Common Stock

of

Hittite Microwave Corporation

at

$78.00 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated June 23, 2014 by

BBAC Corp.

a direct wholly owned subsidiary of

Analog Devices, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JULY 21, 2014 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 21, 2014), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY THE PURCHASER.

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase, dated June 23, 2014 (as it may be amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), in connection with the offer by BBAC Corp., a Delaware corporation (the “Purchaser”), a direct wholly owned subsidiary of Analog Devices, Inc., a Massachusetts corporation, to purchase all of the outstanding shares of common stock, par value $0.01 per share (each, a “Share”), of Hittite Microwave Corporation, a Delaware corporation, at a price of $78.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), will be determined by the Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:
Number of Shares to be Tendered:	Shares*
Account Number:	Signature(s):
Capacity**
Dated:

Please Type or Print Name(s) above

Please Type or Print Address(es) above

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.
**	Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

Please return this form to the brokerage firm or other nominee maintaining your account.

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